UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Nabi Biopharmaceuticals

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Set forth below is a transcript of the conference call held on September 11, 2007 by the Company to announce the execution of an Asset Purchase Agreement between the Company and Biotest Pharmaceutical Corporation for the sale of the Nabi Biologics strategic business unit. A transcript of this conference call has been made available for webcast replay on the Company’s website.

Important Information for Investors and Stockholders.

Nabi will file a proxy statement with the SEC in connection with the proposed transaction. Nabi urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed by it with the SEC because they will contain important information. Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Nabi will be available free of charge on the investor relations portion of the Nabi website at www.nabi.com. Participants in the Solicitation Nabi, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transaction. The names of Nabi’s directors and executive officers and a description of their interests in Nabi are set forth in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on March 15, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Nabi’s directors and executive officers in the transaction by reading the definitive proxy statement when it becomes available.

Operator

Good day, ladies and gentlemen, and welcome to the Nabi Biopharmaceuticals conference call. My name is Jeremy, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of the conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host for today’s call, Ms. Keri Matox, Investor Relations at Nabi Biopharmaceuticals. Nabi Biopharmaceuticals. You may proceed.

Keri Mattox—Nabi Biopharmaceuticals

Thank you, and thank you all for joining us today. As a reminder, the press release announcing the definitive agreement with Biotest to acquire Nabi’s plasma business is available at our web site, www.Nabi.com, and has been filed with the SEC. Given the timing and nature of this announcement, we’re limited in our ability to comment on it at this time beyond the information that we have filed this morning with the SEC. In the weeks ahead, we will be able to provide you with additional information about the transaction as we prepare and file it with the SEC.

Also, today’s call may contain forward-looking statements which are subject to risks and uncertainties. You can read more about these risks and uncertainties on our web site and in our most recent annual and quarterly filings with the SEC.

Now I would like to turn the call over to Nabi’s Interim President and CEO, Dr. Leslie Hudson. Les?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Keri, thanks very much indeed, and thanks to all of you for joining us on this call today. I’m very pleased also that I’m joined by Dr. Gregor Schultz, who is Chairman of the Management Board of Biotest AG.

I’m extremely pleased to share with you news of the acquisition of our biologics business by Biotest. I’ll make a few brief statements about the acquisition and then I’ll turn the call over to Dr. Schultz for his comments. After that, we will be available for your questions.

First, let me say that we believe this agreement is a successful outcome of our strategic alternatives process that we have been pursuing, as you know, with Banc of America Securities. I think it’s also an important milestone for the three-point plan I put in place for Nabi when I came onboard. Starting with the announcement that you’ve got today and the announcement that we’ve already made, on the 11th, which is today, we were actually going for a Type A meeting with the FDA concerning the registration of our important product, Nabi-HB IV. This has already been communicated through the Thomas Weisel web cast that we gave.

This is a very, very important opportunity. The transaction will allow us to realize value for our Nabi shareholders while also offering our Nabi Biologics and our corporate shared services employees a promising future with Biotest. Now, as you saw in this morning’s press release, we have entered into a definitive agreement with Biotest for the acquisition of the Nabi Biologic strategic business unit, or SBU, for $185 million. Importantly, this is an all-cash deal.

Under this agreement, Biotest will acquire the SBU Nabi Biologics, its products, including Nabi-HB and other plasma pipeline assets. Included also are our state-of-the-art plasma protein production plant and our nine FDA-certified plasma collection centers across the US. Most of Nabi’s corporate shared services group assets other than cash and debt are also included, along with the Boca Raton, Florida headquarters and other facilities. As part of the agreement, Biotest will also take on the assumption of certain liabilities.

We expect to close this transaction in the fourth quarter this year, subject to shareholder approval and the customary closing conditions. After the transaction closes, Nabi Biopharmaceuticals will operate our pharmaceuticals SBU from our existing Rockville, Maryland facility, which will become our new corporate headquarters. We will also continue to advance the clinical development of NicVAX and our ongoing programs as well as our efforts to secure a strategic partner both for NicVAX and StaphVAX.

Remember, also in that, we have our PhosLo royalty stream as well as all the NOLs and other tax credits associated with the parent company.

Now I would like to turn the call over to Gregor Schultz for his comments from Biotest. Gregor, please.

Dr. Gregor Schultz—Biotest AG—Chairman, Management Board

Thank you, Les. Let me start by saying that Biotest is extremely happy to be working with Nabi and to acquire its biologics business. We feel that in Nabi, we have found the ideal complement for our European plasma protein business and have become a global player in the industry.

As some of you may know, Biotest AG researches and manufactures pharmaceuticals, biotherapeutics and its diagnostic products. We are specialized in immunology and hematology, have more than 1200 employees worldwide and our shares are listed on the Frankfurt Stock Exchange Prime Standard. We aim to get US$400 million turnover this year, and this will be a growth compared to last year by 12% to 15%, and a similar growth will be in the earnings.

In our Pharmaceuticals segment, Biotest develops, produces and markets immunoglobulins, clotting factors and albumins based on human blood plasma. These are used for diseases for the immune system. In our Biotherapeutics segment, we have three monoclonal antibodies in clinical development, focusing on indications like rheumatoid arthritis and blood cancer. All of them, according to our opinion, have blockbuster potential.

Finally, our Diagnostics segment spans reagents in serology and microbiology systems which are used, for example, in blood transfusions. Our Diagnostics products are registered throughout Europe, and the majority of them are also registered in the US as well, for many years. So we’re already established in diagnostics in the United States, whereas we were not present up to now with plasma proteins in this market, and that’s the reason why this deal is so important for us.

We are proud to have an immediate share in the highly attractive and growing US plasma protein market and are substantially expanding our capacities, extending our product range and consolidating our clinical development portfolio. We feel this acquisition of Nabi’s biologics business will help as we move forward to achieve these goals.

Now I will turn it back to you, Les.

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Thanks very much indeed, Gregor. Now we’re going to move on to take your questions. During the Q&A session, please remember that both Gregor and I are going to limit our responses to the information that Nabi has filed to date with the SEC. So let me turn it back to our coordinator, Jeremy, please.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Tony Campbell, Knott Partners.

Tony Campbell—Knott Partners—Analyst

First of all, I’d like to thank you, Les, for your efforts on behalf of shareholders, and also to thank Jason Aryeh and Tim Lynch for a tough job well done. My question, and I may have missed this, but what is the breakup fee, please?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Thanks very much, indeed. That’s a very pertinent question, but before I answer, let me actually thank you for your encouragement, which has been very consistent during this whole process.

Nabi and Biotest does have options not to close on the transaction. For example, the agreement may be terminated by either party if we haven’t closed by the end of the first quarter of ‘08. If the deal isn’t closed, for example, for other specified events, like, for example, Nabi’s Board of Directors opt to accept a proposal that is defined in the agreement as a superior proposal, then Nabi has agreed to pay Biotest a termination fee of $8.5 million.

On the other hand, if, for example, our shareholders don’t approve the deal, then Nabi would be obliged to pay Biotest its reasonable expenses, in this case up to a cap of $3 million. And if we close another deal instead of the Biotest deal, in the year following, we would have to pay a penalty fee to Biotest which would be the difference between the expenses already paid and $8.5 million. So as you can see, that has been pretty thoroughly negotiated, Tony, and I hope that answers your question.

Operator

Robert Chapman, Chapman Capital.

Robert Chapman—Chapman Capital—Analyst

Les, congratulations again. I appreciate the effort of yourself and the balance of the Board.

The distribution of the proceeds when they eventually come in the next few months is going to be the key focus, I think, of the market over the next several months. Obviously, the further focus will be NicVAX partnering and Nabi-HB approval. But the distribution is going to be a key issue. When do you think you will be able to articulate that with specificity to the owners?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Yes. No; that’s a very important question, Bob, and I thank you for it. I knew it would kind of come up on the call one way or another. First of all, in terms of the ability to communicate, as you know, this is going to be a series of decisions that we’re going to make, because effectively, in addition to the investors, the development pipeline and the convert, there are obviously several calls on the Company’s cash on the balance sheet. Our priority, of course, is to protect shareholders’ interests and also to secure shareholder value, that’s very important.

From that point of view, although we haven’t actually determined any of these specifics, it is something which clearly, it has been churning over in our mind. We will make sure that the information is available at an appropriate time. And it clearly is something where the shareholder interests are very important.

The reason for that is that, if you look, for example, at NicVAX’s potential, I think partnering is essential for reasons which we’ve communicated very, very thoroughly, and well in advance of this call. It’s a primary care opportunity, it is delivering some very, very compelling data and it really needs to be in the hands of a company with the resources and also the cash to be able to fully realize its value, again, for our shareholders, as well as, obviously, the unmet medical meet in terms of smoking cessation.

But add that to StaphVAX, PhosLo, the NOLs, the tax credits — I think what I’m currently seeing is that the cash that’s generated is not the only opportunity that, in fact, Nabi has to increase shareholder value. You’ve just got to look at our share price today and look at the deal value that we’ve just announced, and you see we’re getting virtually no credit for NicVAX at all.

Robert Chapman—Chapman Capital—Analyst

I was actually going to say that, that if you take that menu of items — the NOLs, the proceeds, PhosLo and obviously discounting back for an NPV, I think that you’re getting literally no value for NicVAX. I have obviously heard both the proponents and the skeptics speak about whether or not this is a commercially viable product. But, given what Cytos has pulled off with Novartis, I think we have a data point out there that the pharmaceutical companies are willing to take a shot at this thing, unintended.

Dr. Leslie Hudson—Nabi Biopharmaceuticals

No; you and I are in complete agreement on that one. There’s no doubt about it. I think, also, the Biotest deal is a very important deal because, when I came on board, it was clear to me that there were two businesses here that had become hopelessly intermingled. The plasma business is actually a viable business in its own right, and our people and also the business will do very well, I’m sure, in Biotest’s hands. The other way around, though — now, increasingly, our management in Nabi is going to be focusing both on StaphVAX as well as NicVAX, and also obviously increasing the likelihood of us collecting the royalties and the milestones from PhosLo.

So a really good mix of value which has yet to be unlocked there. I hope I answered your question.

Robert Chapman—Chapman Capital—Analyst

We’ll look forward to seeing the actual details. Thank you.

Operator

Richard Manfori.

Richard Manfori Analyst

If I could just echo the comments, Les, in terms of all the hard work that has been put in to pull off what seems to be a transformational transaction.

Just quick question. In terms of the financing, is Biotest fairly confident about being able to procure whatever financing is necessary to close the transaction?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

We haven’t actually, at this stage, announced any of the details of this. As you, I’m sure, know, we were very well advised by Banc of America Securities throughout this whole process. As you know, they are a very, very experienced bank, well used to these sorts of transactions, this being an asset purchase agreement. I think it’s very difficult for us to add any more detail to that. But Gregor, maybe I will actually turn it over to you if you have any brief comments you want to add.

Dr. Gregor Schultz—Biotest AG—Chairman, Management Board

Yes; I think that the financing is guaranteed by a bank consortium under the leadership of the Commerce Bank, and as an investment bank, with Deutsche Bank. So it’s in good hands and it’s well financed. We published today also that we plan to have a capital increase the next time, but the details will be published when it’s really the best time point for this.

Dr. Leslie Hudson—Nabi Biopharmaceuticals

So, Richard, I guess, given what you know, as I do, about the strength of the euro, I guess this is probably as good as it could get in the near-term.

Richard Manfori Analyst

No; that’s very encouraging. Excellent, thank you very much.

Operator

Jim Giordano, Giordano Securities.

Kathy Reese Analyst

This is actually [Kathy Reese]. I have a quick question on StaphVAX. As I understand it, this agreement also includes first refusal by Biotest for that product. Is there a time line on that?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Yes. So, again, you know, obviously, as we work through putting this deal together, it’s a situation where we have some things which have been worked out in absolute detail, and then there are some other things which in fact we will put together the details on. So, for example, as you say quite rightly, Nabi will grant Biotest a right of first refusal and a right of first negotiation agreement to obtain rights to utilize StaphVAX and StaphVAX components, to be able to produce a StaphVAX-enabled product. Now, you use Altastaph quite certainly, because that was what we called it. It may not ultimately be called Altastaph.

There are other things which are actually in that same agreement where, for example, Nabi and Biotest will provide transition services. There are some details of that which have been released. The details of all of these and the operational necessities are going to be things which we’re going to work out during the transition period.

So effectively, what we have granted to Biotest are rights and what we have defined is a process. Clearly, the central interest here is the ability to use StaphVAX to produce Altastaph if the parties so choose. Does that answer your question, Kathy?

Kathy Reese Analyst

Yes, it does, thank you.

Operator

[Kevin Gale], [Radcliffe] Group.

Kevin Gale—Radcliffe Group—Analyst

I was just wondering, with the loss of primary revenue generating unit, where do you see your burn going? How — is StaphVAX basically on hold? How do you see the burn changing going forward?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

So Kevin, you’ve seen, like we did, a very good update at the half-year. Part of what we did when I came on board with the Company with the new management team and its new focus really was to stabilize our expense base and also to cut down our cash burn. And I think, from that point of view, you can see as easily as I can because we were now reporting, if you remember, by segments — that was a requirement of going into the two new SBUs — you can see and project what that is going to look like. At the present time, clearly, we have not actually had the opportunity of giving any updates on that, though most assuredly, that is something which will be going. But Nabi Biopharmaceuticals overall had been put into a position where we were protecting our revenue, and I think that was actually against expectations because of the problems we ran into with Nabi-HB. Hopefully, today, our meeting with the FDA will help us along those lines, and we are very hopeful. In this case, obviously, on behalf of our colleagues and friends in Germany, on behalf of Biotest.

Secondly, I think it’s a situation where NicVAX continues to be strong, it continues to be positive and is actually worthy of investment. I believe that that investment is going to come from a large pharma or from a mid-sized pharma partner. I think, from that point of view, what we’re going to see is an increasing focus on our pharmaceuticals pipeline and gain additional value. I look forward to updating yourselves and the Street as we go forward with that process.

Operator

Tony Campbell.

Tony Campbell—Knott Partners—Analyst

Kind of a follow-up to the last question, Les. After a transitional period, how many people do you think you will actually have at Rockville?

Dr. Leslie Hudson—Nabi Biopharmaceuticals

Well, as you know, the Company, as part of the stabilization of that whole process of recovering, if you like, from the StaphVAX failure and also putting us on a new course — we actually went through two RIFs — one in Boca Raton and our plasma centers and one in Rockville. So we actually brought it down to a really very, very viable number.

If you were to actually take the biologics business and you are including in that most of our corporate shared services people, which, indeed, is the fundamentals of the deal, the other way around, then, in Rockville, we’ll have about 60-65 people.

Operator

With no further questions, I’d like to turn it back to Dr. Hudson for any closing remarks.

Dr. Leslie Hudson—Nabi Biopharmaceuticals

So, first of all, just remind you all, inform you, that a transcript of this call will be available through our web site, also that Nabi Biopharmaceuticals clearly is continuing. NicVAX — actually, that we are at Bear Stearns today to talk about the nine-month data. We already know that the American Heart Association has actually accepted the verbal presentation of the full 12-month data, which will be on the 7th of November in Orlando — a very prestigious venue to present at. The downside is that, obviously, we have to keep the embargo on any communication of that data until that meeting, but it’s worth that.

The Company, with NicVAX, StaphVAX, the PhosLo royalties and the NOLs and tax credits, I think, are set very fair. I wish our colleagues in Germany all good luck with their new acquisition, which fits really well into their business plan. At the same time, I look forward to a new and really turnaround future for Nabi. I thank you all very much indeed for your time and attention and wish you all a very good day. Thank you for calling us.

Operator

Thank you for your participation in today’s conference, ladies and gentlemen. This does conclude the presentation, and you may now disconnect. Have a wonderful day.